CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Senior Floating Rate Fund:

We consent to the use of our report dated September 19, 2013, with respect to the financial statements and financial highlights of Oppenheimer Senior Floating Rate Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

October 24, 2013